FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 395-2215

SKECHERS ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2004 FINANCIAL RESULTS

•	2004 Net Sales Increase to $920.3 million, an Increase of 10.2 Percent Over 2003

•	2004 Net Earnings of $23.6 Million Versus a Net Loss of $11.9 Million in 2003

•	EPS of $0.59 for 2004 Versus a Loss Per Share of $0.31 in 2003

MANHATTAN BEACH, CA. – February 22, 2005 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Fiscal year 2004 net sales were $920.3 million as compared to net sales of $835.0 million in 2003. Net earnings for 2004 were $23.6 million versus a net loss of $11.9 million in 2003. For fiscal year 2004, diluted earnings per share were $0.59 on 39,800,000 weighted average shares outstanding versus a loss per diluted share of $0.31 on 37,840,000 weighted average shares outstanding in the prior year.

Net sales for the fourth quarter of 2004 were $206.5 million compared to $175.3 million in the fourth quarter of 2003, an increase of 17.8 percent. Net earnings for the fourth quarter of 2004 were $2.1 million versus a net loss of $12.3 million in the fourth quarter of 2003. Net earnings per diluted share in the fourth quarter of 2004 were $0.05 on 40,214,000 weighted average shares outstanding compared to a net loss per diluted share of $0.33 on 37,939,000 weighted average shares outstanding in the fourth quarter of 2003.

As discussed in the earnings release for the third quarter of 2004, the Company’s annualized tax rate is based on projections of its domestic and international operating results for the year, and is highly sensitive to fluctuations in projected international earnings. At the end of the third quarter of 2004, the Company reviewed its domestic and international earnings projections for the year, which resulted in a projected effective tax rate of 47.2 percent at the nine months ended September 30, 2004. Due to better than projected domestic and international fourth quarter results, as well as changes resulting from a detailed review of its cost structure, the Company recorded an effective tax rate of 39.2 percent for fiscal year 2004. As a result, the Company benefited in the fourth quarter from a $4.0 million tax benefit. For fiscal year 2005, the Company expects an effective tax rate in the range of 40 percent to 43 percent, and will continue to review its existing tax structure and business model for opportunities to lower its overall effective tax rate.

Gross profit for 2004 was $372.2 million compared to $317.7 million in 2003. Gross margin for 2004 was 40.4 percent versus 38.0 percent for 2003. Gross profit for the fourth quarter of 2004 was $82.5 million compared to $59.1 million in the fourth quarter of 2003. Gross margin in the fourth quarter 2004 was 39.9 percent versus 33.7 percent for the fourth quarter of 2003.

“We are very pleased that we crossed the $900 million dollar mark in 2004 and returned to profitability generating earnings per share of $0.59. This significant improvement in our gross margin and earnings is attributable to the sale of more in-line products, less markdowns and returns, and the careful management of expenses,” stated David Weinberg, the Company’s chief financial officer. “We are also pleased with our balance sheet, which continues to improve with increased cash and a good in-line inventory position, up slightly from the prior year to meet the increased demand we are seeing for our product.”

Robert Greenberg, the Company’s chief executive officer, stated: “We are pleased with the positive response to our product from consumers around the world and the strong reaction from accounts at the country’s largest shoe show — WSA, and the fashion trade show – MAGIC, both in Las Vegas earlier this month. The growth of key SKECHERS divisions — such as men’s and women’s Sport, the better-than-anticipated sales of our new Rhino Unltd., Rhino Red and 310 Motoring fashion lines, and the double digit increases in our international divisions positions us well for 2005. We are already seeing continued momentum with a strong increase year-over-year in pairs ordered at the WSA trade show, which we believe will positively impact sales in the coming year. Our growth to a $900 million global business in 2004 is a testament to the strength of our brand and our ability to deliver trend-right product to the appropriate markets in a timely fashion. Early indicators, like WSA, our continued positive comp sales at our retail stores and strong sell throughs with our domestic and international wholesale accounts, lead us to believe that we will continue to grow profitably and that 2005 will be an even stronger year than 2004.”

The Company now expects first quarter 2005 net sales to be in the range of $235 million to $245 million and diluted earnings per share in the range of $0.21 to $0.26 per share.

Note that statements made by Mr. Weinberg and Mr. Greenberg, as well as other statements included in this press release, may involve future goals and targets based upon current expectations. These comments, including those about future tax rates and guidance, are forward looking and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under 12 unique brand names. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school or holiday selling seasons; the inability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the Company’s products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage or forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with electrical shortages or work stoppages that may lead to production delays; increased costs of freight and transportation to meet delivery deadlines; business disruptions due to energy shortages or natural disasters such as an earthquake due to the location of our domestic warehouse, headquarters and a substantial number of our retail stores; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2003 and the Company’s Form 10-Q for the quarter ended September 30, 2004.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2004	2003
ASSETS

Current Assets:
Cash and cash equivalents	$137,653	$113,479
Trade accounts receivable, net	120,463	98,751
Other receivables	2,726	4,533

Total receivables	123,189	103,284

Inventories	149,757	137,917
Prepaid expenses and other current assets	10,139	12,366
Deferred tax assets	3,865	2,910

Total current assets	424,603	369,956

Property and equipment, at cost, less accumulated depreciation and amortization	82,564	86,324
Intangible assets, at cost, less applicable amortization	1,641	2,006
Deferred tax assets	4,906	2,711
Other assets	4,939	5,536

TOTAL ASSETS	$518,653	$466,533

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current installments of long-term borrowings	$3,123	$3,226
Accounts payable	93,694	78,725
Accrued expenses	13,903	12,881

Total current liabilities	110,720	94,832

Long-term borrowings, excluding current installments	113,038	116,047

Stockholders’ equity	294,895	255,654

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$518,653	$466,533

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$206,473	$175,284	$920,322	$834,976
Cost of sales	123,991	116,149	548,119	517,290

Gross profit	82,482	59,135	372,203	317,686
Royalty income, net	2,168	2,041	5,714	4,170

	84,650	61,176	377,917	321,856

Operating expenses:
Selling	18,705	17,569	79,673	84,653
General and administrative	64,102	57,393	248,999	238,550

	82,807	74,962	328,672	323,203

Earnings (loss) from operations	1,843	(13,786)	49,245	(1,347)

Other income (expense):
Interest, net	(1,678)	(2,168)	(7,973)	(8,839)
Other, net	(2,023)	740	(2,552)	(187)

	(3,701)	(1,428)	(10,525)	(9,026)

Earnings (loss) before income taxes	(1,858)	(15,214)	38,720	(10,373)
Income tax expense (benefit)	(3,986)	(2,871)	15,167	1,494

Net earnings (loss)	$2,128	$(12,343)	$23,553	$(11,867)

Net earnings (loss) per share:
Basic	$0.05	$(0.33)	$0.61	$(0.31)

Diluted	$0.05	$(0.33)	$0.59	$(0.31)

Weighted average shares:
Basic	39,134	37,939	38,638	37,840

Diluted	40,214	37,939	39,800	37,840